UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.   )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Investcorp US Private Credit BDC II

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Investcorp US Private Credit BDC II

280 Park Avenue, 39th Floor

New York, NY 10017

(646) 690-5034

July 24, 2026

Dear Shareholders:

On July 14, 2026, the Board of Trustees (the “Board” or “Board of Trustees”) of Investcorp US Private Credit BDC II, a Delaware statutory trust (the “Company”), approved the withdrawal of the Company’s election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (hereafter, the “1940 Act”), referred to herein as the “Corporate Action.”

On July 23, 2026, the Company received a written consent from the holders of a majority of the Company’s outstanding shares of beneficial interest (“Shares”) that approved the Corporate Action.

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Regulation 14C and Schedule 14C thereunder, this Information Statement will be mailed out on or about July 24, 2026 (the “Mailing Date”) to the Company’s shareholders of record, as of July 15, 2026 (the “Record Date”). As of the Record Date, we had outstanding 1,676,554 shares of beneficial interest, par value $0.01 per share (the “Shares”). We have no other shares of voting stock outstanding. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

Sincerely,

/s/ Michael C. Mauer

Michael C. Mauer

Chairman of the Board

RECORD DATE, VOTE REQUIRED AND RELATED INFORMATION

Section 54(c) of the 1940 Act permits a BDC to voluntarily withdraw its election to be classified as such by filing a notice of withdrawal of election with the U.S. Securities and Exchange Commission (“SEC”). Under the 1940 Act, approval of the withdrawal of our election to be regulated as a BDC requires an affirmative vote of a majority of all of the Company’s outstanding voting securities.

The authority of our shareholders to take action by written consent, in lieu of a meeting, is provided by Section 3806(f)(1) of the Delaware Statutory Trust Act and Section 10.9 of the Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), which provides that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent, setting forth the action so taken, is given in writing or by electronic transmission by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote thereon were present and voted. If the Corporate Action was not adopted by majority written consent pursuant to Section 10.9 of the Declaration of Trust, such action would have been required to be considered by our shareholders at a special shareholders’ meeting convened for the specific purpose of approving the Corporate Action.

The terms of the Declaration of Trust authorize an unlimited number of Shares. On July 23, 2026, the Company received the written consent of shareholders collectively holding 1,245,000 Shares, or 74.26% of our issued and outstanding Shares, approving the Corporate Action. No further vote of our shareholders is required to effect the Corporate Action, which is expected to become effective on or about August 13, 2026.

The entire cost of furnishing this Information Statement will be borne by the Company.

NO MEETING OF SHAREHOLDERS REQUIRED

We are not soliciting any votes in connection with the Corporate Action. The shareholders that have consented to the Corporate Action collectively hold a majority of the Company’s outstanding Shares, and, accordingly, such shareholders have sufficient voting rights to approve the Corporate Action.

WITHDRAWAL OF THE COMPANY’S ELECTION TO BE REGULATED AS A BUSINESS DEVELOPMENT COMPANY UNDER THE 1940 ACT

Background

We have operated as a closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act since January 5, 2026.

After careful deliberation about the Company’s operations and resources, the Board of Trustees, including each of the trustees who are not “interested persons” of the Company (as defined in the 1940 Act) (the “Independent Trustees”), unanimously approved the withdrawal of the Company’s election to be regulated as a BDC under the 1940 Act and authorized the submission of this action to shareholders for approval by written consent. In making its determination, the Board of Trustees considered the regulatory and compliance-related efforts and other factors described below and determined that it is in the Company’s best interest to withdraw its election to be regulated as a BDC.

In addition, the Board of Trustees has approved and declared it advisable for the Company to terminate its registration under Section 12(g) of the Exchange Act.

For a further discussion of the consequences of ceasing to be a BDC under the 1940 Act and a reporting company under the Exchange Act, please see “Risks Associated with the Withdrawal of BDC Election and Termination of Exchange Act Reporting” below.

Board Considerations with respect to the Withdrawal of BDC Election

Our Board of Trustees has determined that the withdrawal of the Company’s election to be regulated as a BDC will significantly reduce the Company’s regulatory and compliance costs required under the 1940 Act and the Exchange Act. The Board of Trustees also considered the impact the withdrawal of the Company’s BDC election would have on its U.S. federal income tax status.

Lower Regulatory and Compliance Costs. The Company anticipates it will significantly lower its overall regulatory and compliance-related costs as a percentage of its assets, given the elimination of costs associated with its compliance with the 1940 Act and the Exchange Act, following the withdrawal of its election to be regulated as a BDC. Given the Company’s relatively small size (it had net assets of approximately $33.2 million as of March 31, 2026) and shareholder base (it had 2 beneficial owners of its Shares as of the Record Date), the elimination of these regulatory and compliance costs could have a significant positive impact on the returns to be achieved by its shareholders on their investment in the Shares.

Tax. The Board of Trustees also considered potential tax consequences to the Company if it were to withdraw its election to be regulated as a BDC under the 1940 Act. BDCs generally have the ability to elect to be treated for tax purposes as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), and be exempt from corporate-level income tax if they meet certain income distribution and asset diversification tests set out in subchapter M of the Code. The Company has historically operated with the intention to be treated as a RIC under the Code commencing on January 6, 2026. If the Company withdraws its election to be regulated as a BDC, it will be ineligible to elect to be taxed as a RIC. However, prior to the Company’s withdrawal of its election to be regulated as a BDC, the Company intends to take any necessary steps to maintain the Company’s RIC status for the tax year ending shortly before the Company’s withdrawal of its election to be regulated as a BDC.

Risks Associated with the Withdrawal of BDC Election and Termination of Exchange Act Reporting

The Board of Trustees considered the risks associated with the withdrawal of the Company’s election to be regulated as a BDC under the 1940 Act, including that certain shareholder protections under the 1940 Act would no longer apply. Specifically, the Company’s shareholders would no longer have the following protections of the 1940 Act:

•	we would no longer be subject to the requirement that we maintain a ratio of assets to senior securities of at least 150%;

•

we would no longer be prohibited from protecting any trustee or officer against any liability to us or our shareholders arising from willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of that person’s office;

•	we would no longer be required to provide and maintain an investment company blanket bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement;

•

we would no longer be required to comply with Section 56 of the 1940 Act by ensuring that a majority of the trustees are persons who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act;

•	we would no longer be subject to provisions of the 1940 Act regulating transactions between BDCs and certain affiliates;

•	we would no longer be subject to provisions of the 1940 Act restricting our ability to issue shares below net asset value or in exchange for services;

•

we would no longer be subject to the provisions of the 1940 Act limiting our ability to grant share-based compensation to officers, trustees and employees or to provide a profit-sharing program for them; and

•	we would no longer be subject to the other protective provisions set out in Sections 55 through 64 of the 1940 Act and the rules and regulations promulgated under those sections.

In addition, because of the Company’s small shareholder base, it is permitted to terminate its registration under Section 12(g) of the Exchange Act in accordance with Rule 12g-4 under the Exchange Act. As a result, after withdrawal of our election to be regulated as a BDC, we intend to terminate our registration under Section 12(g) of the Exchange Act in order to further lower our ongoing regulatory and compliance costs. As a result, we will no longer be required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act. However, the Company’s Board of Trustees will still be subject to customary principles of fiduciary duty with respect to the Company and its shareholders pursuant to the Delaware Statutory Trust Act. The Company also intends to send unaudited reports at least annually to its shareholders.

Anticipated Timeline

The withdrawal of the Company’s BDC election was authorized by written consent of the holders of a majority of the Company’s outstanding Shares on July 23, 2026. The withdrawal will become effective upon receipt by the SEC of the Company’s Form N-54C filing, which the Company intends to file no earlier than 20 calendar days after this Information Statement is first sent to shareholders. The final decision to file the Form N-54C and withdraw from regulation as a BDC will be made by the Board of Trustees based on such factors deemed appropriate by the Board of Trustees, including whether the Company has taken the steps necessary to maintain the Company’s RIC status for the tax year ending shortly before the Company’s withdrawal of its election to be regulated as a BDC.

After the Form N-54C is filed with the SEC, we will no longer be subject to the regulatory provisions of the 1940 Act and the Exchange Act applicable to BDCs.

Written Consent; Required Vote

Under the 1940 Act, approval of the withdrawal of our election to be regulated as a BDC requires an affirmative vote of a majority of all of the Company’s outstanding voting securities. For purposes of the Corporate Action, a “majority” of the outstanding voting securities, as defined in the 1940 Act, means the vote of (i) 67% or more of the Shares present or represented, if the holders of 50% or more of our outstanding Shares are present or represented, or (ii) more than 50% of our outstanding Shares, whichever is less. Given that the Company received the written consent of shareholders collectively holding a majority of the Company’s outstanding Shares, no further vote of our shareholders is required to effect the Corporate Action.

Our 1940 Act Status After Withdrawal of BDC Election

A company that meets the definition of an “investment company” under the 1940 Act, in the absence of an exception or exemption from the definition, must either register with the SEC as an investment company or elect BDC status. The Company filed an election to be regulated as a BDC under the 1940 Act given its expectation that it would raise capital from more than 100 investors and that not all of such investors would satisfy the applicable investor qualification requirements to enable it to fall within an exception from the definition of an “investment company” under the 1940 Act. However, the Company’s initial expectation turned out not to be the case. In this regard, as of the date of this Information Statement, the Company falls within the exception from the definition of an “investment company” provided under Section 3(c)(7) as an issuer whose outstanding securities are owned exclusively by persons who, at the time of acquisition of such securities, are qualified purchasers and which does not presently propose to make a public offering of its securities. The Company would be required to monitor its continued compliance with the exception provided under Section 3(c)(7) of the 1940 Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to our Shares owned, as of the Record Date, by our trustees and executive officers, both individually and as a group, and by each person known to us to beneficially own 5% or more of our Shares. With respect to persons known to us to beneficially own 5% or more of our Shares, we base such knowledge on beneficial ownership filings made by the holders with the SEC and other information known to us. Other than as set forth in the table below, none of our trustees or executive officers are deemed to beneficially own our Shares. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

We did not have any outstanding options or warrants to purchase Shares as of the Record Date. Percentage of beneficial ownership is based on 1,676,554 outstanding Shares as of the Record Date. Unless otherwise indicated by footnote, the business address of each person listed below is 280 Park Avenue, 39th Floor, New York, New York 10017.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Trustees
Suhail A. Shaikh	—	—
Michael C. Mauer	—	—
Independent Trustees
Julie Persily	—	—
Lee Shaiman	—	—
Thomas Sullivan	—	—
Executive Officers
Robert Andrew Muns	—	—
Executive officers and trustees as a group	—	—
5% Holders
Investcorp BDC Holdings Limited	1,245,000	74.26%
Investcorp BDC II Investment Trust	431,554	25.74%

(1)

Beneficial ownership in this column has been determined in accordance with Rule 13d-3 of the Exchange Act. Except as otherwise noted, each beneficial owner of more than five percent of the Company’s Shares and each trustee and executive officer has sole voting and/or investment power over the Shares reported.

NO DISSENTER’S RIGHTS

Under the Delaware Statutory Trust Act, shareholders are not entitled to dissenter’s rights of appraisal in connection with the Corporate Action.

PROPOSALS BY SECURITY HOLDERS

No security holder has requested us to include any additional proposals in this Information Statement.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or trustee of the Company has any substantial interest in the matters acted upon by our shareholders.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless we received contrary instructions from one or more of the security holders. We shall deliver promptly, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. A security holder can notify us that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to us at Investcorp US Private Credit BDC II, 280 Park Avenue, 39th Floor, New York, NY 10017, Attn.: Andrew Muns, or by calling us at (646) 690-5034. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements and proxy statements, if any, and annual reports of the Company.

OTHER MATTERS

We are not aware of any other matters in connection with the Corporate Action described in this Information Statement.

We believe that communications between our Board, our shareholders and other interested parties are an important part of our corporate governance process. Shareholders with questions about the Company are encouraged to contact the Company’s Investor Relations department at (646) 690-5034. However, if shareholders believe that their questions have not been addressed, they may communicate with the Company’s Board by sending their communications to Investcorp US Private Credit BDC II, 280 Park Avenue, 39th Floor, New York, NY 10017, Attn.: Board of Trustees or to icmbcompliance@investcorp.com. All shareholder communications received in this manner will be delivered to one or more members of the Board.

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or policies, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to our Audit Committee.

The acceptance and forwarding of a communication to any trustee does not imply that the trustee owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

FINANCIAL STATEMENTS

We filed a Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 with the SEC on May 15, 2026. Our consolidated annual financial statements are included in our Amendment No. 1 to the Registration Statement on Form 10, which was filed with the SEC on March 4, 2026. Shareholders may obtain a copy of this report or our annual financial statement, without charge, by contacting us at Investcorp US Private Credit BDC II, 280 Park Avenue, 39th Floor, New York, NY 10017, Attn.: Andrew Muns or by telephone at (646) 690-5034.

By Order of the Board,

/s/ Michael C. Mauer
Chairman of the Board
New York, New York
July 24, 2026